SETTLEMENT AND LICENSE AGREEMENT

This Settlement and License Agreement (the "Agreement") is made by and between C2 Communications Technologies, Inc., a corporation organized under the laws of the State of Delaware, with its principal place of business at 104 E. Houston St., Suite 173, Marshall, Texas 75670 ("C2"), and Sprint Communications Co. L.P., a corporation organized under the laws of the State of Delaware, with its principal place of business at 6500 Sprint Parkway, Overland Park, Kansas 66251 ("Sprint").

RECITALS

WHEREAS, C2 is the owner of all right, title and interest in and to certain intellectual property, including U.S. Patent No. 6,243,373 (the "Patent-in-Suit");

WHEREAS, C2 filed suit against Sprint and others in the United States District Court for the Eastern District of Texas, Marshall Division, under Civil Action No. 2:06-CV-241 TJW, styled *C2 Communications Technologies, Inc. v. AT&T Corp. et al.*, alleging infringement of the Patent-in-Suit (the "Lawsuit");

WHEREAS, Sprint has denied and continues to deny any infringement of the Patent-in-Suit and Sprint has maintained and continues to maintain that the asserted claims are invalid;

WHEREAS, C2 and Sprint now desire to avoid further litigation risks and expenses, and mutually seek a settlement of the Lawsuit and enter into this Agreement providing for a full, final, complete and global settlement of all claims between C2 and its Affiliates, on the one hand, and Sprint and its Affiliates, on the other hand, and for certain releases and licenses on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties do hereby agree as follows:

AGREEMENT

1. Definitions.

1.1 "Affiliates" means and includes any corporation, company, joint venture, partnership, firm, subsidiary or other entity formerly, now or hereafter controlled by, controlling, or under common control with any Party, where "control" means the direct or indirect ownership or control (whether through contract or otherwise) of fifty percent (50%) or more of the stock or shares entitled to vote for the election of directors in the case of corporate entities and in the case of non-corporate entities, fifty percent (50%) or more of the equity interest with the power to direct management policies or the power to direct management regardless of equity interest. Notwithstanding the foregoing, Sprint's "Affiliates" shall not now or in the future include any of Sprint's co-defendants in the Lawsuit or any party that was engaged in pending litigation with C2 regarding one or more of the Licensed Patents before becoming an Affiliate; provided however, that any such co-defendant or party may qualify as an Affiliate (assuming they otherwise qualify) once they are no longer a party to such Lawsuit or litigation.

1.2 "Effective Date" means the date or the last of the dates, if different, on which this Agreement is executed by all the parties.

1.3 "Licensed Patents" means (a) all present patents and patent applications owned by C2 or any of its Affiliates as of the Effective Date, including the Patent-in-Suit and any patents and patent applications claiming priority thereto, in whole or in part, from a date on or before the Effective Date, (b) all present patents and patent applications in which C2 or any of its Affiliates has the right to grant licenses, (c) all present or future divisionals, continuations, continuations-in-part, reissues, reexaminations, extensions and renewals of any of the patents and patent applications referenced in clauses (a) and (b) of this Section 1.3, and (d) any present or future foreign counterparts (including all foreign country rights similar to intellectual property rights

granted under U.S. patents as well as all international and collective patent rights, if any) of any of the patents and patent applications referenced in clauses (a), (b), and (c) of this Section 1.3. For avoidance of doubt, reference to present patent applications above includes all patents issuing at any time from such patent applications.

1.4 "Licensed Products" means all goods and/or services sold, used, put into service, leased, licensed or provided (directly or indirectly) by Sprint or any of its Affiliates, or by third parties (other than Sprint's co-defendants in this Lawsuit) acting on Sprint's or any of its Affiliates' behalf, anywhere in the world that may qualify as infringement under any subsection of 35 U.S.C. § 271of any claim of the Patent-in-Suit or any of the Licensed Patents when sold, offered for sale, used, put into service, leased, licensed or provided (directly or indirectly) by Sprint or any of its Affiliates or by any third party acting on behalf of Sprint or any of its Affiliates.

1.5 With respect to a Licensed Product, the term "Normal Use" means any use of the Licensed Product itself, as well as the use of any combination of the Licensed Product with another product(s) or service(s), which combination is an anticipated, routine, normal, expected or common way of using the Licensed Product.

1.6 "Accused Call" means a telephone call that: (i) is sent from the calling party to a central office and then to a media gateway (e.g. network gateway border element) in PSTN format (e.g. TDM), (ii) is converted from PSTN format to IP format, (iii) is transmitted over an IP network to a second media gateway (e.g. network gateway border element), and (iv) is converted from the IP format back to a PSTN format. The parties agree that telephone calls converted to IP format at a customer's premises without first passing through a central office, e.g., cable company originated telephone calls, are not Accused Calls.

2. Release, Dismissal and Grant of License.

2.1 C2, on behalf of itself and its respective predecessors, successors, parents, subsidiaries, Affiliates, assigns, agents, attorneys, directors, officers, partners, employees and their heirs and executors does hereby fully and unconditionally release, acquit and forever discharge Sprint and its Affiliates and their respective officers, directors, managing members, employees, attorneys, customers, and vendor/suppliers (but only to the extent that activities of such vendor/suppliers were for the benefit of Sprint or its Affiliates): (i) from liability related to the Licensed Patents; (ii) for all activities that occurred prior to the Effective Date which would have been licensed under this Agreement if they had been performed on or after the Effective Date; and (iii) from any and all actions, causes of action, claims or demands, liabilities, damages, attorneys' fees, court costs, or any other form of claim or compensation, known or unknown, relating to, based upon, or arising out of, any infringement of the Licensed Patents or the Lawsuit, including any act of past, present, or future infringement, misappropriation or other violation of one or more of the Patent-in-Suit or the Licensed Patents.

2.2 C2 shall dismiss with prejudice all claims brought against Sprint by filing an executed stipulation of dismissal, in the form set forth as Exhibit A hereto, within three (3) business days of receipt of the Payment under Paragraph 4.1.

2.3 The releases in this Agreement include an express, informed, knowing and voluntary waiver and relinquishment to the fullest extent permitted by law. In this connection, Sprint and C2 each acknowledge that it or their respective Affiliates may have sustained damages, losses, costs or expenses which are presently unknown and unsuspected and that such damages, losses, costs or expenses as may have been sustained may give rise to additional damages, losses, costs or expenses in the future. The Parties hereto further acknowledge that they have negotiated this Agreement taking into account presently unsuspected and unknown

claims, counterclaims, causes of action, damages, losses, costs and expenses, and the Parties hereto voluntarily and with full knowledge of its significance, expressly waive and relinquish any and all rights they may have under any state or federal statute, rule or common law principle, in law or equity, relating to limitations on general releases. Sprint and C2, on behalf of themselves and their respective Affiliates, voluntarily and with full knowledge of its significance, expressly waive and relinquish any and all rights it or their respective Affiliates may have under any state or federal statute, rule or common law principle, in law or equity, relating to limitations on releases. Specifically, each party, for itself and its Affiliates, hereby expressly waives any rights it may have under California Civil Code Section 1542 which provides that: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the relates, which if known by him must have materially affected his settlement with the debtor."

2.4 C2 (on behalf of itself and its Affiliates) hereby grants to Sprint and its Affiliates, effective as of the Effective Date, a non-exclusive, irrevocable, perpetual, world-wide, fully paid-up, royalty-free license under all of the claims of the Licensed Patents to make, have made, use, have used, sell, have sold, import, have imported, lease, have leased, offer to sell, have offered to sell, distribute, have distributed, or otherwise dispose, directly or indirectly, of any Licensed Products. The foregoing license includes the right of Sprint or its Affiliates to engage in acts, and to have others engage in acts for the benefit of Sprint or its Affiliates, which would otherwise qualify as infringement of any claim of the Patent-in-Suit or any of the Licensed Patents under any subsection of 35 USC § 271or under any similar United States or foreign law.

2.5 C2 (on behalf of itself and its Affiliates) also hereby grants to Sprint and its Affiliates, effective as of the Effective Date, the right to convey to customers, including end-users and mobile virtual network operators, under any of the Licensed Patents, the right to make

Normal Use of any such Licensed Products furnished directly or indirectly to such customers. Furthermore, as of the Effective Date, C2, on behalf of itself and its Affiliates, grants to Sprint and its Affiliates, under the Licensed Patents, the right to convey, to (a) such customers, the right to make Normal Use of (i) any such Licensed Products furnished directly or indirectly to such customers and (ii) the products or services of others referenced in clause (b) of this sentence; and (b) others, the right to directly or indirectly furnish any product or service to such customers in connection with those customer's Normal Use of a Licensed Product.

2.6 C2 (on behalf of itself and its Affiliates) and successors-in-interest hereby covenants not to sue Sprint or its Affiliates, customers and others for any activities authorized by the rights granted in paragraphs 2.4 and 2.5 of this Agreement or released in paragraph 2.1 of this Agreement.

2.7 Notwithstanding any other provisions of this Agreement, including but not limited to Sections 2.1 through 2.6 of this Agreement, nothing herein shall be construed as conferring a license, covenant not to sue, or release of any third party including but not limited to any of Sprint's co-defendants in this Lawsuit, except as set forth expressly herein. Moreover, except as expressly provided in this Agreement, nothing in this Agreement shall be construed to confer any rights on any third party (including but not limited to Sprint's co-defendants in the Lawsuit) by implication or estoppel.

2.8 Sprint, on behalf of itself and its current Affiliates, does hereby fully and unconditionally release, acquit and forever discharge C2 and its Affiliates from any and all actions, causes of action, claims or demands, liabilities, damages, attorneys' fees, court costs, or any other form of claim or compensation, known or unknown, relating to the Licensed Patents or this Lawsuit.

3. Warranties and Representations.

3.1 C2 (on behalf of itself and its Affiliates) makes the following representations and warranties:

a. C2 and/or its Affiliates own the entire right, title and interest in and to the Licensed Patents, including, for avoidance of doubt, the Patent-in-Suit, and the inventions disclosed and claimed therein and the right to sue and recover for past infringements of the Licensed Patents;

b. C2 has the right to enter into this Agreement with Sprint;

c. There are no liens, conveyances, mortgages, assignments, encumbrances or other agreements or obligations which would prevent or impair the full and complete privileges granted by C2, on behalf of itself and its Affiliates, pursuant to the full terms and conditions of this Agreement;

d. C2, on behalf of itself and its Affiliates, has not entered and shall not enter into any other agreements which would interfere with the rights, privileges and immunities granted herein by C2, on behalf of itself and its Affiliates, during the full term of this Agreement;

e. To the extent that C2 grants any rights or makes any other promise on behalf of another entity (for example, an Affiliate of C2), C2 has the authority to bind such other entity to such grant and promise;

f. In the event C2 or its Affiliates exclusively license, sell, assign or transfer any right, title or other interest in any of the Licensed Patents, or any portion of the patents, such exclusive license, sale, assignment or transfer shall be subject to the releases, covenants and licenses granted in this Agreement; and

g. To the knowledge of C2 and its Affiliates, the Licensed Patents are valid and enforceable.

3.2 Sprint (on behalf of itself and its Affiliates) warrants and represents that:

a. It has the right and authority to enter into this Agreement;

b. As of the Effective Date, Sprint believes that its NGVN network is the only network owned or controlled by Sprint and/or its Affiliates that may involve an Accused Call;

c. Prior to the Effective Date, Sprint believes that its NGVN network has not been involved with any calls originated from traditional wire-line telephones (including both retail and wholesale wire-line long distance services) ;

d. Prior to the Effective Date, Sprint believes that the only Accused Calls that Sprint and/or its Affiliates have routed over its NGVN network are wireless calls; and

e. Sprint believes that the best estimate of the volume of wireless call minutes routed over its NGVN network through January 2008 is disclosed in the documents bates labeled SPRI246902 – SPRI246911 and produced by Sprint to C2 in this Lawsuit.

4. Consideration.

4.1 In full and complete consideration of the rights, privileges, immunities, releases and license set forth in this Agreement and based upon the representations and warranties set forth in Section 3, and for other good and valuable consideration, Sprint shall make payment to C2 in the amount of one-million nine-hundred thousand Dollars ($1,900,000) in U.S. currency. Such payment shall be paid immediately upon (and in no event more than three (3) business days after) the Effective Date of this Agreement. The payment shall be sent via wire transfer to the following account:

Ward & Olivo
Bank of America
367 Springfield Avenue
Summit, New Jersey 07901
Routing Number: 026009593
Account Number: 9417942299

5. Terms and Termination.

5.1 This Agreement is effective beginning on the Effective Date and shall remain in full force and effect until six (6) years after the expiration date of the last to expire of the Licensed Patents.

5.2 Sections 2, 3, 5, 6, 7 and 8 shall survive the termination of this Agreement.

6. Confidentiality.

Except as set forth in this paragraph, the parties and their respective agents and attorneys shall keep the financial terms of this Agreement confidential and shall not now or hereafter divulge the financial terms of this Agreement or any part thereof to any third party. Any party may publicly disclose that it entered into this Agreement to resolve this Lawsuit. C2 may disclose this Agreement to the parties in the Lawsuit under the highest level of protection available under the Protective Order entered by the Court in the Lawsuit. Any party may disclose this Agreement in submissions to a court as necessary to seek to enforce this Agreement in such court, with references to the Agreement and the Agreement itself being submitted under seal if possible. Any party may disclose this Agreement to outside counsel or auditors who are under an obligation to protect the confidentiality of this Agreement. Any party hereto may disclose this Agreement to any governmental body having jurisdiction to call therefor, or in order to comply with financial or regulatory reporting requirements or as otherwise may be required by law or court order. If required by law, either party may disclose this Agreement in future

litigation or other legal proceedings under the highest level of protection available for such disclosure under the protective order, if any, entered in such litigation or other legal proceeding.

7. Assignment and Transfer.

Subject to C2's representations and warranties, any entity having rights hereunder may assign its rights and obligations in this Agreement to another entity which acquires a majority of the assets of the entity. In addition, the rights granted herein under the Licensed Patents shall inure to the benefit of any purchaser or acquirer of a product line, business or business unit which is licensed herein and includes Licensed Products. Notwithstanding the above, none of the rights and privileges granted herein are in any way transferable, directly or indirectly, through assignment, acquisition or otherwise, to any of Sprint's co-defendants in the Lawsuit for so long as they remain a party to this Lawsuit. Should Sprint or its Affiliates acquire all or part of the business of one of Sprint's co-defendants in the Lawsuit, or vice-versa, the rights and privileges granted to Sprint and its Affiliates herein shall apply only to the business of Sprint and its Affiliates existing at the time of such acquisition and shall not apply to the business of such co-defendant for so long as it remains a party to this Lawsuit.

8. Miscellaneous.

8.1. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof. This Agreement shall not be extended, supplemented or modified in any manner except by a written instrument executed by duly authorized representative of the parties.

8.2. Non-Admission Statement. Nothing in this Agreement shall be construed as an admission by Sprint or any of its Affiliates that the Patent-in-Suit is valid, or that Sprint or any of its Affiliates make or have made any Accused Calls or infringe or have infringed the Patent-in-Suit in any way.

8.3. Governing Law. This Agreement shall be governed by, and interpreted and construed in accordance with, the domestic law of the state of New York without giving effect to any choice of law provision or rule (whether of the state of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the state of New York.

8.4. Successors in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. To the extent not provided for by operation of law, the parties shall require any successor or assign to agree to be bound to the terms and conditions of this Agreement as a condition precedent to such succession or assignment.

8.5. Agreement Construction. The following rules shall be applied in the construction of provisions of this Agreement:

8.5.1. The Parties have each been represented by counsel in the negotiation of this Agreement and have jointly prepared this Agreement with counsels' assistance. In the event of an ambiguity or a question of contract interpretation arises, no provision of this Agreement shall be construed based on any particular party having drafted the Agreement or such provision.

8.5.2. Neither the history of negotiations between the parties, nor the fact that provisions of this Agreement (or portions thereof) have been inserted, deleted or modified in the course of preparing Agreement drafts, shall be used to construe the meaning of any provision.

8.5.3. As used in this Agreement, (a) neutral pronouns and any derivations thereof shall be deemed to include the feminine and masculine and all terms used in the singular shall be deemed to include the plural and vice versa, as the context may require; (b) the words "hereof," "herein," "hereunder" and other words of similar import refer to this Agreement as a whole, including all exhibits and schedules as the same may be amended or supplemented from time to

time, and not to any subdivision of this Agreement; (c) the words "Party" and "Parties" refer, respectively, to a party or to both of the parties to this Agreement; (d) the word "including" or any variation thereof means "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (e) the word "or" shall be interpreted in its inclusive sense unless there is an express limitation to the contrary, such that, for example, absent such express limitation, a provision of the form "A or B" shall be satisfied by "A" alone, "B" alone, or "A and B" together; and (f) explicit references to a particular Section hereof shall be deemed to include a reference to the subsections, if any, associated with the Section as well. This Agreement shall be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either Party.

8.6. Severability. If any provision of this Agreement is found or held to be invalid or unenforceable by a court or other decision-making body of competent jurisdiction, the remainder of this Agreement shall remain valid and enforceable to the greatest extent allowed by such court or body under law.

8.7. Headings. Descriptive headings and titles used in this Agreement are inserted for convenience of reference only and do not constitute a part of and shall not be utilized in interpreting this Agreement.

8.8. Counterparts; Facsimile Signatures. This Agreement may be executed as duplicate originals, both of which shall be regarded as one and the same instrument, and each of which shall be the official and governing version of this Agreement. This Agreement may be executed by facsimile signatures. In addition, single or duplicate originals of this Agreement may be executed by the parties with multiple counterpart signature pages, where each individual

party executes a separate signature page; provided, however, that every party executes a signature page.

8.9. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be delivered by hand, or if dispatched by prepaid air courier with package tracing capabilities or by registered or certified airmail, postage prepaid, addressed as follows:

If to Licensor:

C2 Communications Technologies, Inc.

104 E. Houston Street

Suite 173

Marshall, Texas 75670

Copy to:

Susman Godfrey L.L.P.

901 Main Street, Suite 5100

Dallas, Texas 75202-3775

Facsimile: (214) 754-1933

Attn: William Christopher Carmody, Esq.

If to Sprint:

Sprint Communications Co. L.P.

6500 Sprint Parkway

Overland Park, Kansas 66251

Attn: Vice President - Intellectual Property

Facsimile: [913-315-0762]

Copy to:

Shook, Hardy & Bacon L.L.P.

2555 Grand Boulevard

Kansas City, MO 64108-2613

Attn: B. Trent Webb, Esq.

Facsimile: 816-421-5547

Such notices shall be deemed to have been served when received by addressee. Either Party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such Party as above provided at such changed address.

<<THIS SPACE INTENTIONALLY LEFT BLANK>>

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed by its duly authorized personnel as of the date and year written below.

AGREED:

C2 Communications Technologies, Inc. 104 E. Houston St., Suite 173 Marshall, Texas 75670	**Sprint Communications Co. L.P.** 66251 Sprint Parkway Overland Park, KS
By: [signature]	By: [signature]
Its: CEO	Its: VP Intellectual Property
Date: ______________	Date: 5/30/06

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